Exhibit 99.1

Ridgepost Capital Announces Retirement of Mark Hood as EVP and CAO

DALLAS, March 23, 2026 (GLOBE NEWSWIRE) – Ridgepost Capital, Inc (NYSE: RPC) (“Ridgepost Capital” or the “Company”), a leading private markets solutions provider, today announced that Mark Hood will retire from his position as Executive Vice President and Chief Administration Officer, effective May 31, 2026. Mr. Hood will continue to serve the Company as a strategic advisor.

“Since joining Ridgepost Capital prior to our October 2021 IPO, Mark has played a central role in building and scaling our firm,” said Luke Sarsfield, Ridgepost Capital Chairman and Chief Executive Officer. “I want to thank Mark for his leadership, judgment and many contributions to our business. His commitment and vision have helped position the Company for continued success in the years to come.”

“It has been a privilege to work alongside the entire Ridgepost Capital team over the past several years,” said Mark Hood. “I am proud of what we accomplished together as we advanced our strategic initiatives and strengthened the Company’s platform. I look forward to continuing in my role as strategic advisor and supporting the Company’s continued growth in the years ahead.”

The Company is committed to a seamless transition and will benefit from continuity of leadership across its finance and operations teams, as well as Mr. Hood’s continued support in his role as strategic advisor. Ridgepost Capital has initiated a search process as part of its ongoing effort to strengthen operational leadership.

About Ridgepost Capital

Ridgepost Capital (NYSE: RPC) is a leading private markets solutions provider with over $43 billion in assets under management as of December 31, 2025. Ridgepost Capital invests across Private Equity, Private Credit, and Venture Capital in access-constrained strategies, with a focus on the middle and lower-middle market. Ridgepost Capital’s products have a global investor base and aim to deliver compelling risk-adjusted returns. For additional information, please visit www.ridgepostcapital.com.

Ridgepost Capital Investor Contact:
info@ridgepostcapital.com

Ridgepost Capital Media Contact:
Josh Clarkson

Taylor Donahue
pro-ridgepost@prosek.com

ridgepostcapital.com